Exhibit: 99.1

P.O. Box 718 · Evansville, IN 47705
NYSE Symbol: ONB

NEWS RELEASE

SUBJECT:	OLD NATIONAL ANNOUNCES FOURTH-QUARTER EARNINGS OF $.27 PER SHARE; REPRESENTS MORE THAN TRIPLE THE RESULTS OF THE SAME QUARTER IN 2003; SIGNIFICANT REDUCTION IN LOAN LOSS PROVISION IN 2004

DATE:	January 27, 2005

For Further Information Call:	Christopher A. Wolking – (812) 464-1322
Executive Vice President — Chief Financial Officer

Lynell J. Walton – (812) 464-1366
Vice President — Investor Relations

Old National Bancorp (NYSE:ONB) announced today that its fourth-quarter 2004 earnings were $18.6 million, or $.27 per share, a $.20 per share improvement over the fourth-quarter results in 2003. A $26.0 million reduction in the provision for loan losses compared to the same quarter last year was the most significant factor in the improved results. All per-share results have been adjusted to reflect a 5% stock dividend that was effective January 3, 2005. The company also announced that it completed the sale of $43.1 million of non-performing loans during the quarter, which was the primary contributor to the 48.2% reduction in its portfolio of such loans. Total non-performing loans at December 31, 2004, were $54.9 million and represented 1.10% of total loans compared to 1.87% at December 31, 2003.

For the full year 2004, earnings were $67.6 million or $.97 per share, compared with $70.4 million or $1.00 per share in 2003. Earnings for 2004 included $25.5 million in pre-tax charges, $.25 per share after taxes, related to the implementation of the company’s profit improvement program, ASCEND.

Earnings for the fourth quarter of 2004 were negatively impacted by several charges related to the management changes and strategic repositioning announced by the company on January 21, 2005. Severance charges and other one-time charges amounting to $2.7 million reduced fourth quarter results by $1.8 million, or $.03 per share on an after-tax basis.

Old National President & Chief Executive Officer, Bob Jones, noted, “I believe our most significant accomplishment during 2004 has been to strengthen our risk profile. We have made good progress in strengthening our overall credit quality, and the improvements in processes and controls implemented at the end of 2003 have produced the desired results. Our provision for loan losses for 2004 of $22.4 million was the lowest recorded in the past four years. We will not, however, lose sight of the weaknesses that led to the downward trend in our credit quality and we will continue to diligently monitor our progress in that area.

“Another improvement to our risk profile was a significant strengthening of our internal structure and processes designed to ensure that our day-to-day operations are in compliance with the ever more complex and demanding regulatory requirements aimed at bank secrecy, money laundering and other operational safeguards. An expanded compliance division was created to develop policies, programs, and positions to ensure the appropriate oversight of compliance with newly enacted laws and regulations, and to enhance operational risk capabilities. In addition, we continue to improve the sophistication of our internal controls in connection with the recently enacted Sarbanes-Oxley Act.

“These internal improvements, along with the implementation of ASCEND ideas and the newly reorganized management team, will allow us to shift our focus from operational issues to the execution of our vision,” Jones noted. “I believe we now have the processes, controls, and leadership in place to make Old National a high-performing financial institution with a focus on long-term client relationships, opportunities for our dedicated associates and providing profitable returns for our shareholders.”

Balance Sheet

Total assets at December 31, 2004, were $8.898 billion compared to $9.363 billion at December 31, 2003. The reduction in assets from last year-end occurred primarily in the company’s loan portfolio. The $42.3 million increase in consumer loans during 2004 was more than offset by the sale of $405.6 million of residential mortgage loans during the second quarter of 2004 and a $263.7 million reduction in commercial and commercial real estate loans outstanding. Commercial lending activity increased during the quarter, but the sale of non-performing loans, along with increased paydowns of existing loans resulted in a net reduction in commercial loans outstanding. The decline in total loans outstanding, including residential loans held for sale, from September 30, 2004, to the end of 2004 was $116.5 million.

At December 31, 2004, core deposits totaled $6.029 billion compared to $6.121 billion at the end of 2003. The change in the mix of the deposit base continues towards lower cost demand deposits and transaction accounts from higher cost CD products.

Credit Quality

Old National made no additional provision for loan losses during the fourth quarter, bringing the total provision for the year 2004 to $22.4 million. This represents the lowest quarterly and annual provision reported by the company in the last four years, reflecting enhanced credit administration and underwriting functions. The total provision for the year 2003 was $85.0 million.

Net charge-offs for the fourth quarter were $10.6 million compared to $6.1 million in the third quarter. Charge-offs in the fourth quarter included $3.4 million related to the sale of $43.1 million of non-performing commercial and commercial real estate loans. For the full year 2004, net charge-offs totaled $32.6 million representing .61% of average loans outstanding during the year. For the full year 2003, net charge-offs were $68.1 million, or 1.21% of average loans.

The total portfolio of criticized and classified loans was reduced during the fourth quarter by $133.0 million when compared to the third quarter of 2004. For the full year, the portfolio of these loans fell from $559.6 million at December 31, 2003, to $340.3 million at the end of 2004, a 39.2% reduction. Nonaccrual loans totaled $54.9 million at December 31, 2004, compared to $104.6 million at the end of 2003. As a percent of total loans outstanding, nonaccrual loans represented 1.10% of loans at the end of 2004 compared to 1.87% at December 31, 2003.

Old National’s reserve for loan losses at December 31, 2004, was $85.7 million, down from $96.3 million at September 30, 2004, and $95.2 million on December 31, 2003. As a percentage of total loans, the reserve for loan losses was 1.72% at December 31, 2004, compared to 1.70% at the end of 2003.

Net Interest Income

Net interest income for the fourth quarter was $65.3 million; down $1.7 million from the third quarter of $67.0 million and $7.2 million less than the fourth quarter 2003. The decline in total loans outstanding, including residential loans held for sale, from September 30, 2004, to December 31, 2004, of $116.5 million, including the sale of $43.1 million of non-performing loans, combined with the increase in the cost of funding due to higher short-term interest rates caused the decrease in net interest income during the quarter.

For the full year 2004, net interest income was $274.7 million, a 7.5% reduction from the $297.1 million earned in 2003. A $559.1 million decline in the loan portfolio from December 31, 2003, to December 31, 2004, was the primary cause of a $516.2 million decline in average earning assets during 2004. This decline in average earning assets was the significant contributor to the decrease in net interest income during 2004. Rising short term interest rates during the second half of 2004 and the resulting increase in cost of liabilities also contributed to the reduction in net interest income. For the full year 2004 the net interest margin was 3.31% compared to 3.37% in 2003.

Other Income

Fee and service charge revenues, excluding securities gains, were $42.7 million during the fourth quarter compared to $41.8 million in the third quarter of 2004 and up 5.4% over the $40.5 million earned in the fourth quarter of 2003. For the full year, fee and service charge revenues were $179.2 million; a $10.6 million or 6.3% increase over 2003.

Insurance, mortgage, and service charges on deposits were the three main components of this category that changed significantly from the prior year. Insurance revenue for 2004 was $53.2 million compared to $39.2 million earned last year, which represents an increase of $14.0 million or 35.7%. An acquisition in the insurance agency line of business in the third quarter of 2003 contributed $9.2 million of this increase.

For the full year 2004, service charges on deposit accounts increased $3.6 million, or 8.0%, when compared to 2003. Processing changes and the implementation of ASCEND ideas contributed to this increase.

Mortgage banking revenue for 2004 was $8.5 million, a significant decrease from the $19.1 million earned last year. The interest rate environment in 2004 resulted in a significant decline in mortgage origination volume and refinance activity.

Securities gains also changed significantly, from $23.6 million in 2003 to $2.9 million in 2004.

Other Expense

Operating expenses during the fourth quarter totaled $81.4 million; a $6.0 million increase over the third quarter of 2004 and a $1.3 million increase from the fourth quarter of 2003. During the fourth quarter of 2004, the company recorded an additional $1.3 million provision to the reserve for credit losses on unfunded loan commitments and $2.7 million in charges associated with the newly announced management changes and strategic repositioning announced January 21, 2005.

For the full year 2004, operating expenses were $335.9 million, up $36.2 million or 12.1% over the $299.7 million expensed during 2003. Special charges related to the ASCEND project represent $25.5 million of the increase. The insurance agency acquisition in the third quarter of 2003 accounted for $7.6 million, which was more than offset by the increased revenue mentioned above.

Old National Bancorp, an $8.9 billion financial holding company headquartered in Evansville, IN, employs professionals who advise, design and facilitate financial solutions to help clients reach their goals. Founded in 1834, Old National has grown to include client-focused financial services operations in Indiana, Illinois, Ohio, Kentucky, Tennessee and Missouri. With a special attention to service quality, Old National provides individuals and businesses financial solutions through a broad range of banking services as well as trust and investment services, insurance brokerage services and investment products.

Old National will hold a conference call at 2:30 p.m. Central on Thursday, January 27, 2005, to discuss fourth-quarter and full-year 2004 results, 2005 outlook, and recent strategic developments at the company. The live audio web cast of the call, along with the corresponding presentation slides, will be available on the company’s Shareholder Relations web page at www.oldnational.com and will be archived there for 12 months. A replay of the call will also be available from 5:30 p.m. Central on January 27 through 12:00 midnight on February 10. To access the replay, dial 1-888-203-1112, confirmation code 741258.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as “expects,” “intends,” “believes,” and “should,” which are statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Internal and external factors that might cause such a difference include, but are not limited to, market, economic, operational, liquidity, credit and interest rate risks associated with Old National’s business, competition, government legislation and policies, ability of Old National to execute its business plan, continued softness in the economy which could materially impact credit quality trends and the ability to generate loans, and other matters discussed in this news release. Actual results could materially differ from those contained in or implied by such statements. Old National undertakes no obligation to release revisions to these forward-looking statements or reflect events or conditions after the date of this release.

OLD NATIONAL BANCORP
Financial Highlights
($ in thousands, except per-share data)

	Three Months Ended
	December 31
	2004	2003	Change
Income Data:
Net Interest Income (FTE)	$65,348	$72,490	$(7,142)
Fee and Service Charge Revenues	42,705	40,542	2,163
Securities Gains	627	1	626
Total Revenue (FTE)	108,680	113,033	(4,353)
Provision for Loan Losses	—	26,000	(26,000)
Other Expense	81,362	80,126	1,236
Income before Taxes	27,318	6,907	20,411
Provision for Taxes (FTE)	8,723	1,631	7,092
Net Income	18,595	5,276	13,319

Per Share Data: (Diluted) (1) (2)
Net Income	.27	.07	.20
Net Income (Cash Basis) (3)	.27	.08	.19
Average Diluted Shares Outstanding	70,022	70,064	(42)
Book Value at 12-31	10.19	10.24	(.05)
Stock Price at 12-31	24.63	20.72	3.91

Performance Ratios: (Based on Net Income)
Return on Average Assets	.83%	.22%	.61
Return on Average Equity (4)	10.45	2.92	7.53
Net Interest Margin (FTE)	3.21	3.37	(.16)
Other Expense to Revenue (Efficiency Ratio)	74.86	70.89	3.97
Net Charge-offs to Average Loans (5)	.83	1.48	(.65)
Reserve for Loan Losses to Ending Loans (5)	1.72	1.70	.02
Non-Performing Loans to Ending Loans (5)	1.10	1.87	(.77)

Balance Sheet:			% Change
Average Assets	9,002,383	9,411,854	(4.4)%
End of Period Balances:
Assets	8,898,304	9,363,232	(5.0)
Commercial and Consumer Loans	4,409,419	4,630,695	(4.8)
Residential Real Estate Loans (5)	577,907	955,760	(39.5)
Core Deposits (Excluding Brokered CDs)	6,028,600	6,120,505	(1.5)
Shareholders’ Equity	703,208	715,490	(1.7)

(FTE)	Fully taxable equivalent basis.

(1)	All share and per-share data have been adjusted for stock dividends and stock splits.

(2)	Assumes conversion of stock options and restricted stock.

(3)	Excludes after-tax impact of amortization of intangible assets.

(4)	Based on average shareholders’ equity of $711,601 and $723,637, respectively, for 2004 and 2003.

(5)	Includes residential loans held for sale.

OLD NATIONAL BANCORP
Financial Highlights
($ in thousands, except per-share data)

	Twelve-Months Ended
	December 31
	2004	2003	Change
Income Data:
Net Interest Income (FTE)	$274,702	$297,130	$(22,428)
Fee and Service Charge Revenues	179,227	168,593	10,634
Securities Gains	2,936	23,556	(20,620)
Total Revenue (FTE)	456,865	489,279	(32,414)
Provision for Loan Losses	22,400	85,000	(62,600)
Other Expense	335,927	299,716	36,211
Income before Taxes	98,538	104,563	(6,025)
Provision for Taxes (FTE)	30,967	34,150	(3,183)
Net Income	67,571	70,413	(2,842)

Per Share Data: (Diluted) (1) (2)
Net Income	.97	1.00	(.03)
Net Income (Cash Basis) (3)	1.00	1.03	(.03)
Average Diluted Shares Outstanding	70,024	70,174	(150)
Book Value at 12-31	10.19	10.24	(.05)
Stock Price at 12-31	24.63	20.72	3.91

Performance Ratios: (Based on Net Income)
Return on Average Assets	.74%	.74%	—
Return on Average Equity (4)	9.51	9.48	.03
Net Interest Margin (FTE)	3.31	3.37	(.06)
Other Expense to Revenue (Efficiency Ratio)	73.53	61.26	12.27
Net Charge-offs to Average Loans (5)	.61	1.21	(.60)
Reserve for Loan Losses to Ending Loans (5)	1.72	1.70	.02
Non-Performing Loans to Ending Loans (5)	1.10	1.87	(.77)

Balance Sheet:			% Change
Average Assets	9,123,496	9,556,005	(4.5)%
End of Period Balances:
Assets	8,898,304	9,363,232	(5.0)
Commercial and Consumer Loans	4,409,419	4,630,695	(4.8)
Residential Real Estate Loans (5)	577,907	955,760	(39.5)
Core Deposits (Excluding Brokered CDs)	6,028,600	6,120,505	(1.5)
Shareholders’ Equity	703,208	715,490	(1.7)

(FTE)	Fully taxable equivalent basis.

(1)	All share and per-share data have been adjusted for stock dividends and stock splits.

(2)	Assumes conversion of stock options and restricted stock.

(3)	Excludes after-tax impact of amortization of intangible assets.

(4)	Based on average shareholders’ equity of $710,424 and $743,084, respectively, for 2004 and 2003.

(5)	Includes residential loans held for sale.